UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 28, 2015

PDL BioPharma, Inc.

(Exact name of Company as specified in its charter)

000-19756
(Commission File Number)

Delaware	94-3023969
(State or Other Jurisdiction of	(I.R.S. Employer Identification No.)
Incorporation)

932 Southwood Boulevard
Incline Village, Nevada 89451
(Address of principal executive offices, with zip code)

(775) 832-8500
(Company’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

2015 Base Pay

On January 28, 2015, the Compensation Committee (the Compensation Committee) of the Board of Directors (the Board) of PDL BioPharma, Inc. (the Company) approved, and the Board later ratified, the following base salary increases for each of the named executive officers as set forth in the chart below:

Name	Title	2015 Base Salary	% Increase from 2014 Base Salary
John P. McLaughlin	President and Chief Executive Officer	$737,591	3%
Christopher Stone	Vice President, General Counsel and Secretary	$428,233	3%
Peter Garcia	Vice President and Chief Financial Officer	$417,768	3%
Danny Hart	Vice President, Business Development	$370,800	3%
David Montez	Controller and Chief Accounting Officer	$257,088	3%

2015 Annual Bonus Plan

On January 28, 2015, the Compensation Committee approved, and the Board later ratified, a cash bonus plan covering the named executive officers for fiscal year 2015 (the 2015 Annual Bonus Plan). Under the 2015 Annual Bonus Plan, each of the Company’s named executive officers is eligible to receive cash bonuses upon on the achievement by the Company of the Compensation Committee-designated threshold goal of consummating corporate transactions resulting in the acquisition of income generating assets of an amount specified in the 2015 Annual Bonus Plan.

The amount of the bonuses paid under the 2015 Annual Bonus Plan will be determined by the Compensation Committee after evaluating (i) certain specified corporate and individual goals adopted by the Compensation Committee and set forth in the 2015 Annual Bonus Plan and (ii) other individual or corporate performance metrics that the Compensation Committee may consider in its sole discretion. The corporate and individual performance determinations are then weighted for each named executive officer. The Compensation Committee shall have the discretion to award amounts equal to or less than (but not greater than) the maximum awards permitted under the 2015 Annual Bonus Plan.

The target bonus percentages and the maximum bonus percentage of the named executive officers’ annual base salary compensation and the weighting of corporate and individual goals that will be used to determine each of our named executive officers’ fiscal year 2015 bonuses are set forth in the chart below:

Name	Title	Target Bonus	Maximum Bonus	Ratio of 2015 Corporate Goals/ 2015 Individual Goals
John P. McLaughlin	President and Chief Executive Officer	100%	200%	100%/0%
Christopher Stone	Vice President, General Counsel and Secretary	50%	100%	75%/25%
Peter Garcia	Vice President and Chief Financial Officer	50%	100%	75%/25%
Danny Hart	Vice President, Business Development	50%	100%	75%/25%
David Montez	Controller and Chief Accounting Officer	30%	60%	75%/25%

2015/19 Long-Term Incentive Plan

On January 28, 2015, the Compensation Committee approved, and the Board later ratified, a long-term incentive plan to compensate, retain and incentivize its executive officers (the 2015/19 LTIP). The Compensation Committee designated the effective date of the 2015/19 LTIP as January 1, 2015.

Under the 2015/19 LTIP, each executive officer is eligible for awards consisting of restricted stock and cash payments (the Awards) upon the attainment of specified performance goals related to (i) the amount of income generating asset acquisitions accomplished and (ii) the Company’s cash flows from income generating assets. The Compensation Committee fashioned the 2015/19 LTIP so that all awards under the plan are at risk if certain performance criteria are not met.

Each executive officer’s restricted stock award was granted on January 28, 2015, and the number of shares underlying the restricted stock award was determined based on the closing price of the Company’s common stock on January 28, 2015, which was $7.62 per share (rounded to the nearest whole share).

Subject to the acceleration provisions set forth in the severance agreements of the executive officers (disclosed on May 26, 2011), portions of the Awards will vest in December of year two and in January of years three through five of the 2015/19 LTIP, provided the executive officer remains employed by the Company through such date and the specified performance criteria have been accomplished as set forth in the chart below:

Date	Performance Criteria	Percent of the Awards Vesting
December 2016	Accomplish in the aggregate during years 1 and 2 at least $500 million of income generating asset acquisitions	50%
December 2017	Maintain cash flows at 80% or greater of forecasted cash flows for income generating assets in year 3	16.66%
December 2018	Maintain cash flows at 80% or greater of forecasted cash flows for income generating assets in year 4	16.66%
December 2019	Maintain cash flows at 80% or greater of forecasted cash flows for income generating assets in year 5	16.66%

In the event that the performance criteria are not met in any of years three through five but at the conclusion of the 2015/19 LTIP the combination of the three years results in maintenance of cash flows at 80% or greater than forecasted cash flows for the three year period, then any Awards that did not vest during the three year period shall vest and pay. Dividend payments and other distributions made on the restricted stock during the vesting period of the restricted stock will accrue through the vesting period and will be paid, plus interest, to the executive officer upon vesting of the restricted stock award.

The target Awards for each executive officer are set forth in the chart below:

Name	Title	Total Target Cash Payment	Total Target Value of Restricted Stock Award	Number of Shares Underlying Restricted Stock Award
John P. McLaughlin	President and Chief Executive Officer	$2,297,190	$984,510	129,201
Christopher L. Stone	Vice President, General Counsel and Secretary	$588,700	$252,300	33,110
Peter Garcia	Vice President and Chief Financial Officer	$584,023	$250,295	32,847
Danny Hart	Vice President, Business Development	$507,500	$217,500	28,543
David Montez	Controller and Chief Accounting Officer	$212,660	$91,140	11,961

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PDL BioPharma, inC.
(Company)

By:	/s/ John P. McLaughlin
John P. McLaughlin
President and Chief Executive Officer

Dated: January 30, 2015